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                                                                    Exhibit 99.1


WEIRTON                                       Contact: Gregg Warren, Director
STEEL CORPORATION                                      Corporate Communications
                                                       and Government Relations
NEWS &                                                 (304) 797-2828
INFORMATION
                                                 Date: December 11, 2002
WEIRTON STEEL CORPORATION
400 THREE SPRINGS DRIVE/WEIRTON, WV 26062              FOR IMMEDIATE RELEASE


        WEIRTON STEEL TO CONTINUE SURVIVAL STRATEGY DESPITE VOTE TALLY;
         SUPER MAJORITY VOTE NOT ATTAINED TO END SUPER MAJORITY SYSTEM

     WEIRTON, W.VA. -    Weirton Steel Corp.'s top official today said the
company will not waiver in its long-term survival strategy despite failure to secure a super majority shareholder vote to make a major change to the company's charter and bylaws.

     Company President and Chief Executive Officer John H. Walker disclosed his comments at the company's annual shareholders meeting. Shareholders learned the company did not receive the required 80 percent super majority vote, or 43 million shares, to give the company the opportunity to attract an investor and ultimately acquire assets to improve its competitiveness.

     The company fell five million votes short of reaching its goal to change its charter and bylaws.

     "If we had a normal simple majority voting system, this issue would have been a landslide victory. However, we fell short of receiving the 80 percent super majority shareholder approval required by our corporate governance. The vote outcome will not deter us from our goal of remaining a viable competitor in the domestic steel industry," Walker said.

     "Unfortunately, silent shareholder voices prevented us from reaching our 80 percent objective. A significant number of shares simply were not voted - votes that counted as if they were cast against the proposal," Walker reported.

     On Thursday, the company's board of directors will hold a regularly scheduled meeting at which time it will discuss Weirton Steel's competitive position within the industry and immediately outline its next steps required to move forward.


                                 - CONTINUED -
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PAGE 2/WEIRTON STEEL - DECEMBER 11, 2002

     The company's board, with the support of its unionized work force, attempted to convince shareholders to eliminate the super majority voting system and replace it with a simple majority method. Had it been approved, the new system would have been enacted only during a "transformative event" - the acquisition of, or making an investment in, steel-related assets. The super majority system would have remained in effect for all other types of shareholder issues.

     Elimination of the super majority vote would have enabled the company to move quickly in attracting a financial partner to make acquisitions of distressed steel operations. Walker explained that Weirton Steel currently does not have the finances to make such acquisitions alone and the super majority system dissuaded potential investors from participating.

     The company's ability to acquire assets and grow its value-added product line is the final step of a five-step out-of-court restructuring plan. The first four steps were completed earlier this year, significantly reducing the company's expenditures.

     The plan's first four steps were designed for the short term - to help the company recover from the steel import crisis and avoid bankruptcy. The fifth step is intended to boost Weirton Steel's ability to be a long-term survivor.

     "Of all the shareholders who voted - which consists of outside and employee-shareholders - 86 percent of them voted in favor of the proposal. What's most gratifying was the vote among employee-shareholders who registered a 90 percent approval vote. This demonstrates their willingness to surrender their voting control in exchange for the company's long-term survival. We thank them for their support and help in reaching our mutual goals," Walker noted.

     Three shareholder issues were approved. They include:

     o Ratification of the appointment of KPMG as independent auditors;

     o Reduction of the size of the board of directors from 14 members to nine;

     o The appointment of Wendell Wood and Mark Kaplan to the board.

     Weirton Steel is the seventh largest U.S. integrated steel company and the nation's second largest producer of tin mill products.